EXHIBIT 10(viii)
                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of this 30th day of June, 1996 by and between THERMO-MIZER ENVIRONMENTAL CORP., having an office at 528 Oritan Avenue, Ridgefield, New Jersey (the "Employer") and Eric W. Stark, an individual residing at 6005 Squires Manor Lane, Library, Pa., 15129 (the "Employee").

                              W I T N E S S E T H

         WHEREAS,          the Employer desires to employ the Employee as
Systems Engineer; and

         WHEREAS, the Employee is willing to be employed as Systems Engineer in the manner provided for herein, and to perform the duties of the Employer upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

         1.       EMPLOYMENT OF EMPLOYEE.            The Employer hereby
employs the Employee as Systems Engineer of the Employer. During the term hereof, the Employee shall devote all of his business time and efforts to the Employer.

         2.       TERM.             The term of this agreement shall be three
(3) years. This agreement shall be renewable thereafter on a yearly basis if mutually agreed upon by all parties.

         3. DUTIES. The Employee shall serve Employer and shall perform such services and have such powers as may be prescribed by the President of Employer, or the President's designee. The Employee shall report to and be subject to the direction and control of the President or his designee.

         4.       CONSIDERATION.

                           a.       The Employee shall be paid a salary at the
rate of $60,000 per year, less applicable withholding taxes and other payroll deductions required by law, payable in accordance with Employer's customary payroll practices.

                           b.       The Employer shall include the Employee in
its health insurance program available to Employer's executive officers.

         5.       TERMINATION.

                           a.       FOR CAUSE.       The Employer may terminate
this agreement and the Employee's employment hereunder upon written notice for cause. For purposes hereof, "Cause" shall mean (i) failing to carry out in a competent, workmanlike and diligent manner the business of the Employer as determined by the President, (ii) engaging in conduct which is not in the best interests of the Employer, financially or otherwise (including but not limited to conduct that constitutes competitive activity), (iii) breach of this Agreement in any material manner, (iv) conviction of a crime (other than routine traffic offenses), (v) habitual abuse of alcohol or prescription drugs or (vi) abuse of controlled substances.








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                           b.       WITHOUT CAUSE.            The Employer may
terminate this Agreement without cause with no notice to Employee. In the event that Employee is terminated without cause and has been employed for less than two years, Employer shall pay Employee severance pay equal to 26 weeks' salary; more than two years but less than three years, 18 weeks' pay; after three years, 10 weeks' pay. If the Employee resigns, no severance pay shall be payable to Employee.

                           c.       OTHER.  This Agreement automatically shall
terminate upon the death of the Employee, except that the Employee's estate shall be entitled to receive any amount accrued under paragraph 5(a) for the period prior to the Employee's death and any other amount for which the Employee was entitled to at the time of his death.

         6.       EXPENSES.         The Employee shall be reimbursed for all
reasonable, actual out-of-pocket expenses incurred in the performance of the Employee's duties hereunder, provided such expenses are acceptable to the Employer, and that the Employee shall submit to the Employer detailed, bi-weekly expense reports and receipts with respect thereto. All air travel shall be by coach.

         7. VACATION. The Employee shall be entitled to receive two (2) weeks paid vacation time during each year of employment on dates to be agreed upon between the Employer and the Employee. The Employee shall be entitled to eight
(8) paid holidays and five (5) sick/personal days. The Employee may accumulate thirty (30) vacation and sixteen (16) holidays before losing the use thereof without compensation.

         8. CONFIDENTIALITY. At no time shall the Employee disclose to anyone any confidential or secret information (not already constituting information available to the public.) of the Employer and/or its affiliates concerning (a) internal affairs or proprietary business operations of the Employer and/or its affiliates or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods. The Employee shall disclose to the Employer the names and addresses of all third parties to whom the Employee owes a duty of confidentiality.

         9. COVENANT NOT TO COMPETE. The Employee will not, at any time, in North America, during the term of this agreement, and for two (2) years thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, business, or company, whether or not for profit, which is competitive with the business (as identified herein) of the Employer and/or its affiliates as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity. However the ownership of, by the Employee, his spouse or his children, of not more than four percent (4%) of the total debt or equity capital or any such competitive enterprise or business, where the stock is listed on a national securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), shall not be deemed in violation of the covenants contained in this paragraph. As used in this Agreement, the business of the Employer and/or its affiliates shall be deemed to include the development and implementation of technology or programs for measurement or control of equipment or processes.

         10. PROPRIETARY RIGHTS - OWNERSHIP OF INVENTIONS. The Employee acknowledges that in the event the Employee creates or invents any products or technology or improves any existing products or technology of the Employer and/or its affiliates during the term of this Agreement and in the course of the Employee's employment, all patents or other proprietary rights so developed shall be the exclusive property


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of the Employer and/or its affiliates. Employee agrees to execute any documents required to confirm the Employer's and/or its affiliates' ownership of all rights in and to any inventions of the Employee so developed during the term of this Agreement. The Employee agrees not to challenge the Employer's and/or its affiliates' ownership of any such invention or the validity of any of the Employer's and/or its affiliates' patents or other rights relating to such inventions. Should the Employee develop any products or technology during the term of employment, but not in the course of the Employee's employment, the Employer retains the right of first refusal on said products and technology, and should the Employer refuse such offer, the Employer shall benefit in twenty-five percent (25%) of the proceeds received from any sale, use or related disposal of said products or technology.

         11. MANDATORY ARBITRATION. Any dispute, claim or grievance arising out of or relating to this agreement shall be submitted to arbitration under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The parties further agree that there shall be no suspension of work when such a dispute arises and while it is in process of adjustment or arbitration.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the employment contemplated herein and supersedes any prior agreement or understanding between the Employer and the Employee with respect to the Employee's employment by the Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended, modified or changed in any way except by an agreement in writing signed by the Employee and the Employer. Waiver of or failure to exercise any rights provided by this agreement and in any respect shall not be deemed a waiver of any further or future rights.

         13. ASSIGNMENT. This Agreement shall not be assigned to other parties, except that the Employer shall be able to assign the Agreement to a subsidiary or affiliate.

         14. GOVERNING LAW. This Agreement and all the amendments hereof, and waivers and consents with respect thereto, shall be governed by the internal laws of the state of New Jersey, without regard to the conflict of laws principles thereof.

         15. NOTICES. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

                  a.       delivered by hand;

                  b. sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested; or

                  c. received by the addressee as sent by express delivery service (receipt requested) in each case to the appropriate addresses or telecopier numbers as the party may designate to itself by notice to the other parties:

         (i) if to the Employer:

                                  Jon J. Darcy, President
                                  Thermo-Mizer Environmental Corp.


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                                   528 Oritan Avenue
                                   Ridgefield, New Jersey   07657

                                   Telecopier:       (201) 941-5821
                                   Telephone:        (201) 941-5805

                             With a copy to:

                                    Steven Schuster, Esq.
                                    McLaughlin & Stern LLP
                                    380 Lexington Avenue
                                    New York, NY   10168

                                    Telecopier:       (201) 697-2817
                                    Telephone:        (201) 867-2500

         (ii)     if to the Employee::

                                    Eric W. Stark
                                    c/o Thermo-Mizer Environmental Corp.
                                    528 Oritan Avenue
                                    Ridgefield, NJ   07657

                  IN WITNESS WHEREOF, THE UNDERSIGNED HAVE EXECUTED THIS AGREEMENT THE DAY AND YEAR FIRST ABOVE WRITTEN

                                    THERMO-MIZER ENVIRONMENTAL CORP.


                                    BY:      /S/ JON J. DARCY
                                             --------------------------------
                                             JON J. DARCY, PRESIDENT

                                             /S/ ERIC W. STARK
                                             --------------------------------
                                             ERIC W. STARK




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